                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15


      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
                 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
            SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                        Commission File Number: 333-37654

                            9278 COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                    1942 WILLIAMSBRIDGE ROAD, BRONX, NY 10461
--------------------------------------------------------------------------------
       (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
               CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                     COMMON STOCK, $.001 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
            (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)


                                      NONE
--------------------------------------------------------------------------------
       (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE
                 REPORTS UNDER SECTION 13(a) OR 15(d) REMAINS)


      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-           [ ]         Rule 12h-              [x]
          4(a)(1)(i)                      3(b)(1)(i)
          Rule 12g-           [ ]         Rule 12h-              [ ]
          4(a)(1)(ii)                     3(b)(1)(ii)
          Rule 12g-           [ ]         Rule 12h-              [ ]
          4(a)(2)(i)                      3(b)(2)(i)
          Rule 12g-           [ ]         Rule 12h-              [ ]
          4(a)(2)(ii)                     3(b)(2)(ii)
                                          Rule 15d-6             [ ]

      Approximate number of holders of record as of the certification or notice date: One

--------------------------------------------------------------------------------

      Pursuant to the requirements of the Securities Exchange Act of 1934, 9278 Communications, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



                                         9278 Communications, Inc.

Date: June 25, 2003                      By:  /s/    Sajid Kapadia
                                            ------------------------------------
                                                    Patricia Murphy
                                                 Chief Executive Officer